Exhibit 99.1
Green Dot Announces Plans to Acquire Republic Bank & Trust Company’s Tax Refund Solutions Business
PASADENA, Calif. and LOUISVILLE, Ky. -- May 14, 2021 -- Green Dot Corporation (NYSE: GDOT) (“Green Dot”) and Republic Bank & Trust Company (“Republic Bank”), a subsidiary of Republic Bancorp, Inc. (NASDAQ: RBCAA), today announced they have entered into a definitive agreement pursuant to which Green Dot will purchase the assets and operations of Republic Bank’s Tax Refund Solutions (“TRS”) business segment.
As part of the agreement, Green Dot will pay Republic Bank approximately $165 million in cash for TRS, and Republic Bank will provide transition services to Green Dot for TRS during the 2022 calendar year. Additionally, Green Dot plans to maintain the associates primarily dedicated to the TRS business, with the remaining associates to be retained by Republic Bank to manage its other business lines within its Republic Processing Group. The transaction is subject to customary closing conditions, including expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and is anticipated to be completed in the fourth quarter of 2021.
“The acquisition of TRS presents unique opportunities for near- and long-term growth of our tax processing business, as we work to deliver more accessible and beneficial tax products and services to customers nationwide,” said Brian Schmidt, CEO of Santa Barbara Tax Products Group, a division of Green Dot Corporation. “We look forward to welcoming TRS employees to the Green Dot family, and to benefiting from their experience and insights in the years to come.”
Steve Trager, Republic Bank’s Chair & CEO, commented, “TRS’s long-term contributions to our success have been tremendous and we believe there continues to be a bright future for the tax business. We are confident Green Dot will continue to provide TRS’s clients and business partners the service they have come to expect, and we want to thank all the wonderful TRS clients and business partners with whom we have worked over the past 25 years.”
Trager continued, “We’re very much looking forward to working with Green Dot on the transition over the coming months. All TRS business partners, clients and associates can be assured that Republic Bank and Green Dot are both committed to a smooth process for all. In transitions such as this, the people who will be impacted are top of mind, and we are very excited that Green Dot will maintain the associates primarily dedicated to the TRS business.”
Green Dot was advised by the law firm of Orrick Herrington & Sutcliffe LLP. Republic Bank was advised by Piper Sandler & Co and the law firm of Wachtell, Lipton, Rosen & Katz.
About Green Dot
Green Dot Corporation (NYSE: GDOT) is a financial technology and registered bank holding company committed to transforming the way people and businesses manage and move money, and making financial wellbeing and empowerment more accessible for all.
Green Dot’s proprietary technology enables faster, more efficient electronic payments and money management, powering intuitive and seamless ways for people to spend, send, control and save their money. Through its retail and direct bank, Green Dot offers a broad set of financial products to consumers and businesses including debit, prepaid, checking, credit and payroll cards, as well as robust money processing services, tax refunds, cash deposits and disbursements. The company’s Banking as a Service (“BaaS”) platform enables a growing list of America’s most prominent consumer and technology companies to design and deploy their own customized banking and money movement solutions for customers and partners in the US and internationally.
Founded in 1999 and headquartered in Pasadena, CA, Green Dot has served more than 33 million customers directly, and now operates primarily as a “branchless bank” with more than 90,000 retail distribution locations nationwide. Green Dot Bank is a subsidiary of Green Dot Corporation and member of the FDIC. For more information about Green Dot’s products and services, please visit https://www.greendot.com.
About Republic
Republic Bancorp, Inc. (the “Company”) is the parent company of Republic Bank. Republic Bank currently has 42 full-service banking centers throughout five states: 28 banking centers in 8 Kentucky communities – Covington, Crestview Hills, Florence, Georgetown, Lexington, Louisville, Shelbyville, and Shepherdsville; three banking centers in southern Indiana – Floyds Knobs, Jeffersonville, and New Albany; seven banking centers in six Florida communities (Tampa MSA) – Largo, New Port Richey, St. Petersburg, Seminole, Tampa, and Temple Terrace; two banking centers in two Tennessee communities (Nashville MSA) – Cool Springs and Green Hills; and two banking centers in two Ohio communities (Cincinnati MSA) – Norwood and West Chester. Republic Bank offers internet banking at www.republicbank.com. The Company has $6.5 billion in assets and is headquartered in Louisville, Kentucky. The Company’s Class A Common Stock is listed under the symbol “RBCAA” on the NASDAQ Global Select Market.
Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in the preceding paragraphs regarding the definitive agreement and the closing of the transaction are based on the current expectations of Green Dot and Republic and assumptions regarding our business, the impact of the COVID-19 pandemic and the satisfaction of closing conditions for the transaction. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. The actual results may differ materially from those contemplated by forward-looking statements. You are cautioned therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Actual results could differ materially based upon various factors including but not limited to, the following: (a) risks related to the satisfaction of the conditions to closing the proposed transaction (including the failure to obtain necessary regulatory approval(s) in the anticipated timeframe or at all; (b) the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement; (c) disruption from the proposed transaction making it difficult to maintain business and operational relationships, including retaining and hiring key personnel and maintaining relationships with the customers, vendors and others with whom we do business; and (d) the risk of litigation and/or regulatory actions related to the proposed transaction. Additional factors that could cause results to differ materially from those described above can be found in Green Dot’s Annual Report on Form 10-K for the year ended December 31, 2020 and in its subsequent Quarterly Reports on Form 10-Q, including for the quarter ended March 31, 2021, each of which is on file with the Securities and Exchange Commission (the “SEC”) and available in the “Investor Relations” section of Green Dot’s website, www.greendot.com, and in other documents Green Dot files with the SEC, and in Republic’s Annual Report on Form 10-K for the year ended December 31, 2020 and in its subsequent Quarterly Reports on Form 10-Q, including for the quarter ended March 31, 2021, each of which is on file with the SEC and available in the “Investor Relations” section of Republic’s website, www.republicbank.com, and in other documents Republic files with the SEC. Neither Green Dot nor Republic undertakes an obligation to update any forward-looking statements, except as required by applicable law.

Contact:
PR@greendotcorp.com